                                                                 Exhibit (d)(ii)

                                    [FORM OF]

                              SUBADVISORY AGREEMENT

         This SUBADVISORY AGREEMENT is dated as of November 9, 2001 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation and the Trust (the "Adviser"), and AMERICAN GENERAL INVESTMENT MANAGEMENT, a Delaware Limited Liability Company (the "Subadviser").

                                   WITNESSETH:

     WHEREAS, the Adviser and SunAmerica Strategic Investment Series, Inc., a Maryland Corporation (the "Corporation"), and the Adviser and SunAmerica Income Funds, a Massachusetts business Trust (the "Trust"), have entered into Investment Advisory and Management Agreements dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation and the Trust; and

     WHEREAS, the Corporation and the Trust are registered under the Investment Company Act of 1940, as amended (the "Act"), as open-end management investment companies and may issue shares of common stock in separately designated series representing separate funds with their own investment objectives, policies and purposes; and

     WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Corporation and the Trust listed on Schedule A attached hereto (the "Fund"), and the Subadviser is willing to furnish such services;

     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

     1. Duties of the Subadviser. (a) The Adviser hereby engages the services of the Subadviser in furtherance of its Investment Advisory and Management Agreements with the Corporation and the Trust. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of each Fund listed on Schedule A attached hereto. The Subadviser will determine in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser of the Corporation and the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Directors/Trustees/Trustees of the Corporation and the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Directors/Trustees of the Corporation and the Trust and in compliance with such policies as the Directors/Trustees of the Corporation and the Trust may from time to time establish, and in compliance with (a) the objectives, policies, and limitations for the Fund set forth in the Corporation and the Trust's current prospectuses and statements of additional information, and (b) applicable laws and regulations.

         The Subadviser represents and warrants to the Adviser that the portion of the assets which it manages of the Fund set forth in Schedule A will at all times be operated and managed in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, the Subadviser represents and warrants (1) qualification, election and maintenance of such election by each Fund to be treated as a "regulated investment company" under Subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder; (b) applicable federal and state securities, commodities and banking laws; and (c) the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code. The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for shares of the Corporation and the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

         (b) The Subadviser agrees to maintain a level of errors and omissions or professional liability insurance coverage that is from time to time satisfactory to the Adviser.

     2. Fund Transactions. The Subadviser is responsible for decisions to buy or sell securities and other investments for a portion of the assets of each Fund, broker-dealers and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Fund transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgement, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Directors/Trustees may determine and, consistent with Section 28(e)

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of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the
Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Fund and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule l1a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule l7e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Corporation and the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect Fund transactions in securities and other investments for a Fund. The Subadviser will promptly communicate to the Adviser and to the officers and the Directors/Trustees of the Corporation and the Trust such information relating to Fund transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliate' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

     3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Corporation and the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for each Fund listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

     4. Other Services. At the request of the Corporation and the Trust or the Adviser, the Subadviser in its discretion may make available to the Corporation and the Trust, office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Corporation and the Trust or the Adviser at the Subadviser's cost.

     5. Reports. The Corporation and the Trust, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statement, and such other

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information with regard to their affairs and that of the Corporation and the
Trust as each may reasonably request.

     6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Corporation and the Trust are not be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Corporation and the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation and the Trust in any way or otherwise be deemed an agent of the Corporation and the Trust.

     7. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Fund that are required to be maintained by the Corporation and the Trust pursuant to the requirements of Rule 31a-1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Corporation and the Trust are the property of the Corporation and the Trust and will be surrendered promptly to the Corporation and the Trust or the Adviser on request.

         The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Corporation and the Trust's auditors, the Corporation and the Trust or any representative of the Corporation and the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation and the Trust.

     8. Reference to the Subadviser. Neither the Corporation and the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld,

     9. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, Directors/Trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Corporation and the Trust or to any shareholder of the Corporation and the Trust for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a beach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, Directors/Trustees, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the "Indemnified Parties") from any liability arising from the Subadviser's

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conduct under this Agreement.

         (b) The Subadviser agrees to indemnify and hold harmless the Adviser and its affiliates and each of its Directors/Trustees and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any an all losses, claims, damages, liabilities or litigation (including legal and other expenses), to which the Adviser or its affiliates or such Directors/Trustees, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which may be based upon (i) any wrongful act or breach of this Agreement by the Subadviser, or (ii) any failure by the Subadviser to comply with the representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

         (c) The Subadviser shall not be liable to the Adviser for (i) any acts of the Adviser or any other subadviser to the Fund with respect to the portion of the assets of a Fund not managed by Subadviser and (ii) acts of the Subadviser which result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to a Fund, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request. The adviser agrees that Subadviser shall manage the portion of the assets of a Fund allocated to it as if it was a separate operating Fund and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Fund and qualifications of a Fund as a regulated investment company under the Code) with respect to the portion of assets of a Fund allocated to Subadviser. The Adviser shall indemnify the Indemnified Parties from any liability arising from the conduct of the Adviser and any other subadviser with respect to the portion of a Fund's assets not allocated to Subadviser.

     10. Permissible Interests. Directors/Trustees and agents of the Corporation and the Trust are or may be interested in the Subadviser (or any successor thereof) as Directors/Trustees, partners, officers, or shareholders, or otherwise; Directors/Trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Corporation and the Trust as Directors/Trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Corporation and the Trust in some manner.

     11. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Fund until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors/Trustees of the Corporation and the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors/Trustees of the Corporation and the Trust or by vote of a majority of the outstanding voting securities of the Fund voting separately from any other series of the Corporation and the Trust.

         With respect to each Fund, this Agreement may be terminated at any time, without payment of a penalty by the Fund or the Corporation and the Trust, by vote of a majority of the Directors/Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, voting separately from any other series of the Corporation and the Trust, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Fund, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Corporation and the Trust; provide, however, that this Agreement may not be terminated by the Subadviser unless another subadvisory agreement has been approved by the Corporation and the Trust in accordance with the Act, or after six months' written notice, whichever is earlier. The termination of this Agreement with respect to any Fund or the addition of any Fund to Schedule A hereto (in the manner required by the Act) shall not affect the continue effectiveness of this Agreement with respect to each other Fund subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

         This Agreement will also terminate in the event that the Advisory Agreement by and between the Corporation and the Trust and the Adviser is terminated.

     12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     13. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Corporation and the Trust must be obtained in conformity with the requirements of the Act.

     14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

     15. Separate Series. Pursuant to the provisions of the Articles of Incorporation and the Declaration of Trust, each Fund is a separate series of the Corporation and the Trust, and all debts, liabilities, obligations and expenses of a particular Fund shall be enforceable only against the assets of that Fund and not against the assets of any other Fund or of the Corporation and the Trust as a whole.

     16. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

         Subadviser:       American General Investment Management
                           100 E. Pratt Street
                           Baltimore, MD 21202

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

         Adviser:          SunAmerica Asset Management Corp.
                           The SunAmerica Center
                           733 Third Avenue, Third Floor
                           New York, NY 10017-3204
                           Attention: Robert M. Zakem
                                      Senior Vice President and General Counsel

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

                                         SUNAMERICA ASSET MANAGEMENT CORP.




                                         By:___________________________________
                                            Name:
                                            Title:



                                         AMERICAN GENERAL INVESTMENT MANAGEMENT



                                         By:___________________________________
                                            Name:
                                            Title:

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                                   SCHEDULE A


                                                         Fee
                                                  (as percentage of average
                                                daily net assets the Subadviser
Fund                                                 manages for the Fund)
-----                                                --------------------
SunAmerica Income Funds

Strategic Income Fund                         First $50 million      0.350%
                                              Next $150 million      0.350%
                                              Next $300 million      0.250%
                                              Thereafter             0.200%

Core Bond Fund                                First $50 million      0.250%
                                              Next $150 million      0.250%
                                              Next $300 million      0.200%
                                              Thereafter             0.150%

High Yield Bond Fund                          First $50 million      0.450%
                                              Next $150 million      0.450%
                                              Next $300 million      0.350%
                                              Thereafter             0.300%

Municipal Money Market Fund                   First $50 million      0.250%
                                              Next $150 million      0.250%
                                              Next $300 million      0.200%
                                              Thereafter             0.150%

SunAmerica Strategic Investment Series, Inc.

Stock Index Fund                              First $150 million     0.200%
                                              Thereafter             0.100%

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